UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

November 24, 2015 (November 18, 2015)

SUNOCO LP

(Exact name of Registrant as specified in its charter)

Delaware	001-35653	30-0740483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

555 East Airtex Drive

Houston, Texas 77073

(Address of principal executive offices)

(832) 234-3600

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)(b). On November 9, 2015, Mr. Matthew S. Ramsey, a director and member of the audit committee (the “Audit Committee”) of the Board of Directors of Sunoco GP LLC (the “Board”), the general partner of Sunoco LP (the “Partnership”), was appointed as President and Chief Operating Officer of Energy Transfer Partners, L.L.C., the general partner of Energy Transfer Partners GP, L.P., the general partner of Energy Transfer Partners, L.P. (“ETP”) (the “Appointment”). ETP is an affiliate of the Partnership. As a result of the Appointment, Mr. Ramsey was no longer “independent” for purposes of Section 10A-3 of, and Rule 10A-3 under, the Securities Exchange Act of 1934 and Section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual. Following the Appointment, Mr. Ramsey tendered his resignation from the Audit Committee on November 9, 2015. As a result of Mr. Ramsey’s resignation, the Partnership was deficient as to the requirement of Section 303A.07(a) of the NYSE Listed Company Manual that audit committees be comprised of at least three independent directors. On November 18, 2015, the Partnership notified the NYSE with respect to this deficiency and on November 19, 2015, the Partnership received an official notice from the NYSE with respect to this deficiency.

On November 20, 2015, the Board appointed James W. Bryant as a member of the Audit Committee to replace Mr. Ramsey, and to comply with the requirement of Section 303A.07(a) of the NYSE Listed Company Manual. Mr. Bryant was a member of the Board at the time of his appointment. The Partnership is now in compliance with the requirement of Section 303A.07(a) of the NYSE Listed Company Manual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LP

	By:	Sunoco GP LLC,
its general partner

Date: November 24, 2015

	By:	/s/ Robert W. Owens
Robert W. Owens
President and Chief Executive Officer